LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into on or as of this 21st day of October, 2011, by and between. SOY ENERGY, LLC, an Iowa limited liability company, ("Borrower") and FIRST CITIZENS NATIONAL BANK, a nationally chartered bank ("Lender").

RECITALS

A.    Borrower is the owner of a biodiesel facility (the "Facility") in Mason City, Iowa, which it purchased from OSM-REO, FF, LLC ("OSM") in September 2010. OSM provided the financing for Borrower's purchase of the Facility and related assets.

B.    Borrower desires an operating line of credit from Lender in the amount of $4,000,000.00, which credit Lender is willing to extend pursuant to the terms of this Agreement

NOW, THEREFORE, in consideration of the agreements, representations, warranties, promises, and covenants herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in Article 9 of the Iowa Uniform Commercial Code, where applicable. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

Agreement. The word "Agreement" means this Loan Agreement, as amended, or as modified from time to time, together with all exhibits and schedules attached to this Loan Agreement from time to time.

ASTM Inventory. The words "ASTM Inventory" mean biodiesel inventory meeting the ASTM Specifications.

ASTM Specifications. The words "ASTM Specifications" mean those specifications appearing on Exhibit "A" attached hereto, as such specifications may be amended from time to time.

Borrowing Base. The words "Borrowing Base" mean an amount equal to the lesser of (i) $4,000,000, or (ii) the sum of 70% of the Eligible Accounts, which have been outstanding 30 days or less from the date of original invoice, plus 50% of the Eligible Accounts which have been outstanding more than 30 days, but less than 45 days from the date of original invoice, plus 70% of the ASTM Inventory (and/or other biodiesel inventory acceptable to Bank), plus 50% of raw materials valued at the lower of Borrower's cost or market, in each instance determined at the end of the last day of the month immediately preceding the date of the Borrowing Base Certificate.

Borrowing Base Certificate. The words "Borrowing Base Certificate" refer to the certificate and conditions to advance required therein in the form attached Exhibit "B".

CERCLA. The word "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended,

Capital Expenditures. The words "Capital Expenditures" mean any payments made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment, which, in accordance with GAAP, would be added as debit to the applicable fixed asset account, including without limitation, amounts paid or payable for labor or under any conditional sale or other title retention agreement or under any capital lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized on the balance sheet of the lessee or obligor.

Collateral. The word "Collateral" means and includes without limitation all property and assets granted as collateral security for the Loan, whether real or personal property, whether granted directly or indirectly, whether now or in the future, and whether granted in the form of a security interest, mortgage, assignment, pledge, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Current Assets. The words "Current Assets" means (i) cash in bank, on hand, and in transit, (ii) prepaid items, (iii) customers' accounts, bills and notes receivable acquired in the ordinary course of business, (iv) inventory at the lower of cost or market value, and (v) readily marketable securities, direct obligations of the United States of America or any agency thereof, and certificates of deposit or commercial paper, in each case not in excess of cost or current market value, whichever is lower; provided, however, that the following items shall be excluded from the above: advances or loans by Borrower to any officer, director, shareholder or employee of Borrower, or to any entity in which Borrower has an ownership interest.

Current Liabilities. The words "Current Liabilities" means (i) all indebtedness payable on demand or maturing within one year after such date without any option on the part of Borrower to extend or renew beyond such year, (ii) financial maturities, installments and prepayments of any indebtedness required to be made within one year after such date, and (iii) all other items, including taxes accrued and estimated and reserves for deferred income taxes which, in accordance with GAAP, would be included on a balance sheet as current liabilities.

Debt. The word "Debt" means all of Borrower's liabilities.

Debt Coverage Service Ratio. The words "Debt Coverage Service Ratio" mean (i) that number calculated by subtracting all of Borrower's expenses for the applicable fiscal year from all of its revenue for such year, plus any depreciation taken on its assets for such year, plus interest paid on the. Note for such year, divided by (ii) the sum of all principal and interest payments made on the Note during such year.

Eligible Account. The words "Eligible Account" mean an Account (as defined in the UCC) owing to Borrower which meets each of the following requirements:

(a)    it arises from the sale or lease of goods or the rendering of services which have been fully performed by Borrower; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor (as defined in the UCC) and (ii) Borrower has possession of, or if requested by Lender has delivered to Lender, receipts evidencing such delivery;

(b)    it (i) is subject to a perfected, first priority lien in favor of Lender and (ii) is not subject to any other assignment, claim or lien;

(c)    it is a valid, legally enforceable and unconditional obligation (except for retainages in the ordinary course of business) of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)    there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)     the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States of America, unless the sale of goods or services giving rise to such Account is on letter of credit, banker's acceptance or other credit support tents reasonably satisfactory to Lender;

(f)    it is not an Account arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

(g)    it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower (or by any agent or custodian of Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h)    it arises in the ordinary course of business of Borrower;

(i)    the Account Debtor is not the United States or any state, county, city or other governmental entity, or any department, agency or instrumentality thereof;

(j)    if Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k)    if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to Lender or, in the case of electronic chattel paper, shall be in the control of Lender, in each case in a manner satisfactory to Lender;

(l)    such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than 45 days past the original invoice date thereof, according to the original terms of sale;

(m)    the Account Debtor with respect thereto is not any affiliate of Borrower;

(n)    it is not owed by an Account Debtor with respect to which 20% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (1) of this definition;

(o)    if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds 20% of the aggregate amount of all Accounts at such time, then an Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible;

(p)    it is otherwise not unacceptable to Lender in its reasonable discretion for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Lender at any time hereafter reasonably determines in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to Borrower. Further, any deposits made by an Account Debtor shall be offset against the applicable Account and deposits and invoices in excess of costs shall be netted against costs in excess of invoices.

ERISA. The word "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default. The words "Event of Default" mean and include without limitation. any of the Events of Default set forth in Article VI.

Facility. The word "Facility" means the real estate property locally known as 4172 19th Street, Southwest, Mason City, Iowa, and all fixtures thereon and improvements thereto.

GAAP. The word "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Board, or the successors of either, which is applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

Indebtedness. The word "Indebtedness" means and includes without limitation the Loan, together with all other obligations, debts and liabilities of Borrower to Lender, as well as all claims by Lender against Borrower, whether now existing or hereafter arising voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as guarantor, surety, or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations; and whether such indebtedness may be or hereafter may become otherwise unenforceable.

Intercreditor Agreement. The words "Intercreditor Agreement" mean the Intercreditor Agreement by and between Lender and OSM dated on or about the same date of this Agreement.

Loan. The word "Loan" means the revolving line of credit loan in the principal amount not to exceed $4,000,000.00 from Lender to Borrower.

Loan Documents. The words "Loan Documents" mean and include without limitation this Agreement, the Note, Mortgage, Security Agreement, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Marcus Property. The words "Marcus Property" mean the thirty five (35) acres, more or less, owned by Borrower near Marcus, Iowa, as legally described in the Mortgage.

Mortgage. The word "Mortgage" means the Real Estate Mortgage of even date herewith on the Marcus Property given by Borrower to Lender to secure the Indebtedness.

Note. The word "Note" means the promissory note evidencing the Loan, as well as any substitute, replacement or refinancing note therefore.

OSM. The word "OSM" means OSM-REO FP, LLC, a Minnesota limited liability company.

OSM Debt. The words "OSM Debt" mean the indebtedness owing by Borrower to OSM in connection with the purchase of the Facility from OSM.

Permitted Liens. The words "Permitted Liens" mean: (1) the liens given by Borrower to OSM in connection with the OSM Debt; (2) liens and security interests securing the Indebtedness owed by Borrower to Lender; (3) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (4) liens disclosed in the financial statements referred to in Section 4.5; (5) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (6) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower's business; (7) liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; (8) liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets, as solely determined by Lender; and (9) subject to the terms of this Agreement, any lien on property that is not Collateral.

Security Agreement. The words "Security Agreement" mean the Security Agreement of even date herewith given by Borrower to Lender evidencing, governing, representing„ or creating a perfected Security Interest in the Collateral described therein.

Security Interest. The words "Security Interest" mean and include without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, .assignment, pledge, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

SARA. The word "SARA" means the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended.

UCC. The word "UCC" means the Uniform Commercial Code in effect in the State of Iowa, as amended from time to time.

Working Capital. The words "Working Capital" mean Borrower's Current Assets less its Current Liabilities.

ARTICLE II

LOAN

Section 2.1 Revolving Line of Credit Loan. Subject to the terms and provisions of this Agreement, Lender agrees to lend to Borrower up to Four Million Dollars ($4,000,000.00), but in no event more than the Borrowing Base, for working capital purposes. Borrower shall execute a promissory note for $4,000,000.00 (the "Note") in favor of Lender dated as of the date of this Agreement evidencing said Loan. Said Note shall contain a "multiple advance open-end credit" feature and a maturity date of October 31, 2012. The Note shall bear interest at a rate equal to the Wall Street Journal Prime Rate plus 1.00% variable daily, with a floor of 6.00%. Interest shall be payable monthly in arrearages on first day of each month, commencing October 1, 2011. Advances under the Note shall not exceed $2,000,000.00 until the Facility is fully operating and profitable, as solely determined by Lender.

Section 2.2 Term. This Agreement shall remain in full force and effect so long as there is any Indebtedness owing from Borrower to Lender or any commitment of Lender to make any advancements or Loans to Borrower.

Section 2.3 Payments. All payments of principal or interest on the Indebtedness shall be made to Lender in immediately available funds. Borrower agrees that the amounts shown on the books and records of Lender as being the outstanding principal balance on the Note shall, absent gross or manifest error, be prima facie evidence of the then outstanding balance. In the event Borrower sells the Marcus Property, the net proceeds therefrom shall, at Borrower's discretion, be used as additional working capital or applied against the outstanding balance owing on the Note, provided however, if an Event of Default has occurred, the net proceeds therefrom must be applied against the outstanding balance owing on the Note.

Section 2.4 Payment of Expenses. Borrower agrees to reimburse Lender for all costs, fees and expenses incurred by Lender for the negotiation, preparation, and delivery of the Loan Documents and the Intercreditor Agreement, not to exceed $7,500.00. In addition, Borrower agrees to pay directly or reimburse Lender for any direct out-of-pocket expenses incurred by Lender from time to time in connection with the Loan, such as fling fees and recording costs.

ARTICLE III

COLLATERAL

As security for the full and timely payment of the Indebtedness and full and timely performance under the Loan Documents, Borrower agrees to execute the Marcus Mortgage and the Security Agreement in order to grant Lender a first perfected Security Interest in all of the Collateral described in this Article, to wit:

Section 3.1 Collateral. Borrower hereby grants a Security Interest in the following assets and properties:

A.
A first lien Security Interest in all of the following assets (as defined in the Iowa UCC by execution and delivery of the Security Agreement and financing statements and other documents from time-to-time necessary to grant and continually perfect said Security Interests), to-wit:

•Accounts and Other Rights to Payment
•Inventory, including pre-paid deposits for purchases of inventory

•	Equipment described as follows: Westfalia Centrifuge - 1 of RTA 150-01-573; Westfalia Centrifuge - 1 of CRA 160-06-076; and RW Rice Pellet Fired Boiler System.
•Deposit Accounts
•Hedging Accounts

B.    first lien mortgage against the Marcus Property.

C.	If requested by Lender, control agreements governing any or all Hedging Accounts and/or Deposit Accounts and delivery and possession of any Certificated Securities.

Section 3.2 Intent. Borrower acknowledges and agrees that all of the Collateral shall stand as security for all of the Indebtedness of Borrower to Lender.

Section 3.3 Recording. Lender shall, at Borrower's cost and expense, cause all instruments and documents given as security pursuant to this Agreement to be recorded and/or filed in all places necessary, in the opinion of Lender, to perfect, protect and maintain a first Security Interest in all Collateral to secure all Indebtedness. Borrower hereby authorizes Lender to file any such documents, including financing statements, lien notations, and mortgages, which may at any time be requested or which in the opinion of Lender, to sign such Instruments on behalf of Borrower and file the same and Borrower hereby irrevocably designates Lender, its agents, representatives and designees as agents and attorney-in-fact for the Borrower for this purpose.

ARTICLE IV

REPRESENTATIONS OF BORROWER

Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of Loan proceeds, as of the date of any renewal, extension of modification of the Loan, and at all times any Indebtedness exists, the following:

Section 4.1 Organization. Borrower is a limited liability company which is duly organized, validly existing, and in good standing under the laws of the State of Iowa and is validly existing and in good standing in all states in which Borrower is doing business. Borrower has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage. Borrower also is duly qualified as a foreign limited liability company and is in good standing in all states in which the failure to so qualify would have a material adverse effect on its businesses or financial conditions.

Section 4.2 Authorization. The execution, delivery and performance of this Agreement and all Loan Documents by Borrower has been duly authorized by all necessary action by Borrower, does not require the consent or approval of any other person, regulatory authority or governmental body, and does not conflict with, result in an violation of or constitute a default under (i) any provision of its articles of organization, operating agreement, or any agreement or other instrument binding upon Borrower or (ii) any law, governmental regulation, court decree, or order applicable to Borrower.

Section 4.3 Incumbency Certificates. Borrower has provided to Lender an Incumbency Certificate which is true and accurate, which correctly sets forth the names of the officers/managers of Borrower.

Section 4.4 Names. The name of Borrower set forth in the Preamble to this Agreement is the full, true and correct legal name of Borrower.

Section 4.5 Financial Information. The financial statement of Borrower supplied to Lender truly and completely disclosed Borrower's financial condition as of the date of the statement, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statement.

Section 4.6 Legal Effect. The Loan Documents constitute, and any instrument or agreement required hereunder to be given to Lender by Borrower, will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Section 4.7 Lien Priority. Except for Permitted Liens, Borrower has not entered into or granted any security agreements or permitted the filing or attachment of any security interests on or affecting any of the Collateral that would be prior or that may in any way be superior to Lender's Security Interests and rights in and to such Collateral.

Section 4.8 Other Loans. Borrower has not created, assumed or incurred any indebtedness except for (1) the Indebtedness owing to Lender, (ii) the OSM Debt, and (iii) the indebtedness reflected in the financial statements referred to in Section 4.5, (iv) unsecured indebtedness to members of Borrower or other third parties provided such indebtedness is subordinated in payment to the Loan pursuant to the terms of Lender's standard Subordination Agreement executed by Borrower and such unsecured creditors which Subordination Agreement shall provide, among other things, that all payments to such unsecured creditors we first approved in writing by Lender and Borrower must then be in compliance with the terms of the financial covenants set forth in Section 5.2, and (v) other non-material indebtedness incurred in the ordinary course of business.

Section 4.9 Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, If any, that have been disclosed to and acknowledged by Lender in writing.

Section 4.10 Taxes. All tax returns and reports of Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Section 4.11 Employee Benefit Plans. Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no reportable event nor prohibited transaction (as defined in ERISA) has occurred with respect to any such plan, (ii) Borrower has not withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to Lender in writing.

Section 4.12 Location of Borrower's Offices and Records. Borrower's chief executive office is 4172 19th Street Southwest, Mason City, Iowa 50401. Unless Borrower has designated otherwise in writing, this location is also the office where Borrower keeps its records concerning the Collateral.

Section 4.13 Hazardous Substances. The term "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the "CERCLA," "SARA," the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state of federal rules, or regulations adopted pursuant to any of the foregoing. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that (i) during the period of its ownership of its properties, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, about or from any of the properties in violation of any applicable environmental laws; (ii) it has no knowledge of, or reason to believe that there has been (a) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance on, under, about or from the properties by any prior owners or occupants of any of its properties in violation of any applicable environmental laws, or (b) any actual or threatened litigation or claims of any kind by any person relating to such matters; (iii) neither Borrower nor any tenant, contractor, agent or other authorized user of any of the properties shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, about or from any of the properties except in compliance with applicable environmental laws. Borrower authorizes Lender and its agents to enter upon the Borrower's properties upon advance written notice to Borrower and at reasonable times - to make such inspections and tests as Lender may deem reasonably appropriate to determine compliance of the properties with this section of the Agreement. Lender and its agents shall comply with all safety guidelines and protocols of Borrower when conducting any inspection and shall not interfere with or disrupt the operations of Borrower. Any inspection or tests made by Lender shall be at Lender's expense (unless Borrower is found to not be in compliance with this Section 4.13 which inspection shall then be at Borrower's expense) and for Lender's purposes only and shall not be construed to create any responsibility or liability on any part of Lender to Borrower or to any other person.

Section 4.14 Survival of Representations and Warranties. Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in extending the Loan to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full.

ARTICLE V

COVENANTS

So long as any Indebtedness is outstanding, Borrower makes the following covenants and shall comply with the following requirements:

Section 5.1 Reports. Borrower shall cause to be delivered to Lender the following financial records:

A.
An audited financial statement from a certified public accountant acceptable to Lender prepared in accordance with (GAAP not later than 120 days from the end of Borrower's fiscal year (its fiscal year ends October 31st.)

B.
Monthly internally prepared financial statements, in form and substance satisfactory to Lender and provided not later than the 30th day of the following month. Each financial statement shall include a balance sheet and income statement together with a listing of all accounts receivable (and aging), including a breakdown of all accrued vendor rebates, and a listing of all inventory, wherever located, at the lesser of cost or current market value.

C.
A Borrowing Base Certificate following the end of each month which, in each instance, shall show the month end calculation of Lender advances which at no time shall exceed the Borrowing Base. Inventory not in Borrower's physical possession shall not be included as inventory in the Borrowing Base Certificate. Each Borrowing Base Certificate shall be provided not later than the 10th day of the following month and shall be signed and dated by an officer of Borrower.

D.
Weekly reports, in form and substance satisfactory to Lender and provided not later than 5:00 PM on the Monday following the end of each week showing the biodiesel prices and glycerin prices for the applicable week, together with the corn oil and soy oil costs for such week.

E.
Weekly reports, in form and substances satisfactory to Lender, and provided not later than 5:00 PM on the Monday following the end of each week, showing all of Borrower's hedging activity for the applicable week.

F.	Contemporaneously with the filing of same, copies of the state and federal tax returns filed by Borrower.

A.	Such other information and reports respecting the business, properties or the condition or operations, financial or otherwise, of Borrower, as Lender may request.

Section 5.2 Financial Covenants. Commencing on October 31, 2012 and continuing thereafter, Borrower shall maintain the following:

A.    As of the end of each fiscal year, a ratio of Current Assets to Current Liabilities of no less than 1.50 to 1.00.

B.    As of the end of each fiscal year, a Debt Coverage Service Ratio of no less than 1.00 to 1.00.

C. As of the end of each fiscal year, Working Capital of no less than $6,000,000.

Said ratios shall be computed in accordance with GAAP.

Section 5.3 Dividends and Distributions. Unless, and then only to the extent, Lender shall specifically consent in writing, Borrower shall not (i) declare or pay any dividends, distributions, or otherwise permit or authorize any withdrawals (capital or otherwise), whether in cash or in property, with respect to membership units or other ownership interests of Borrower; or (ii) purchase, redeem or otherwise retire any membership units or ownership interests of any owner thereof, Notwithstanding the foregoing, Borrower may make distributions not to exceed 40% of annual net profits if Borrower is then in total compliance with all terms and conditions of the Loan Documents.

Section 5.4 Capital Expenditure. [intentionally omitted],

Section 5.5 Depository Accounts. Except for the following accounts: Account No. 153795087573 at US Bank in St. Paul, Minnesota titled in the name of First American Title Insurance Company as agent for OSM; Account No 4600009232 titled in the name of First American Title Insurance Company in Minneapolis, Minnesota, as escrow agent; and Account No. 116-6897 at Bank of Elk River in Elk River, Minnesota, titled in the name of Outsource Services Management LLC for benefit of Soy Energy LLC, Borrower shall maintain all of its checking, savings and other depository accounts with Lender provided that all such accounts held at Lender are fully insured by appropriate FDIC protection.

Section 5.6 No Disposition of Collateral. Borrower shall not sell, assign, transfer, pledge, grant a security interest in, or otherwise encumber, any of the Collateral; provided, however, that inventory may be disposed of in the ordinary course of business so long as an Event of Default shall not have occurred and be continuing.

Section 5.7 Other Indebtedness. Without prior Lender approval, Borrower shall not create, assume, or incur any indebtedness except: (i) the Indebtedness owing to Lender, (ii) the OSM Debt, (iii) the indebtedness reflected in the financial statements referred to in Section 4.5, (iv) unsecured indebtedness to members of Borrower or other third parties providing such indebtedness is subordinated in payment to the Loan pursuant to the terms of Lender's stimulant Subordination Agreement executed by Borrower and such unsecured creditors which Subordination Agreement shall provide, among other things, that all payments to such unsecured creditors are first approved in writing by Lender and Borrower must then be in compliance with the terms of the financial covenants set forth in Section 5.2, and (v) other non-material indebtedness incurred in the ordinary course of business.

Section 5.8 Note Not To Exceed Borrowing Base. Borrower shall not permit the unpaid principal balance of the Note to exceed the Borrowing Base at any time.

Section 5.9 Suits. Borrower shall promptly notify Lender of any pending or threatened litigation, suit, action, claim, proceeding, or governmental inquiry or investigation instituted against or affecting Borrower which could have a material and adverse effect on the financial condition of Borrower or the continued operation of Borrower.

Section 5.10 Taxes and Assessment. Borrower shall pay promptly and discharge all taxes and assessments levied and assessed or imposed upon its properties and upon its income as well as all claims which, if unpaid, might by law becomes a lien or charge upon its properties; provided, however, that nothing herein contained shall require Borrower to pay any such taxes, assessments or claims so long as Borrower shall in good faith contest the validity and stay the execution and enforcement thereof.

Section 5.11 Preservation. Borrower shall do or cause to be done all things necessary to preserve, renew, and keep in full force and effects its existence as a limited liability company, and all material rights, licenses, permits, and franchises and comply in every material respect with all laws and regulations applicable to it and all material agreements to which it is a party.

Section 5.12 Maintain Insurance. Borrower shall keep in full force and effect insurance as follows:

A.
insurance insuring its properties against loss or damage of the kind usually insured against by entities similarly situated for 100% of the insurable replacement value of the properties by means of policies issued by reputable insurance companies duly qualified to do such business in. the State of Iowa having a rating of at least "A" by Best's Rating Service, with uniform standard coverage endorsement limited only as may be provided in the standard form of extended coverage endorsement at the time in use in such state, in amounts that are not less than the aggregate Indebtedness from time to time, and with such deductible provisions as are customarily Included by entities similarly situated, Any insurance policy issued pursuant to the above shall be so written or endorsed as to make losses, if any, payable to Borrower, and Lender, as their respective interests may appear, it being acknowledged that Lender's insurable interest is limited to its Collateral as herein described.

B.	Public liability insurance with one or more reputable insurance companies in minimum amounts of $1,000,000 per occurrence for general liability and for property damage.

C.	Worker's compensation coverage to be maintained to the extent required by law.

D.
A policy or policies of business interruption insurance in the amount of $1,000,000 covering the expense of operating the business during such period or periods as the premises may be damaged and shall be under construction, rebuilding or repair.

Each insurance policy shall contain a provision to the effect that the insurance company shall not cancel the policy or modify it materially and adversely to the interest of Lender without first giving written notice thereof to Lender at least 30 days in advance of such cancellation or modification. All insurance policies carried pursuant to this paragraph or certificates evidencing such policies, shall be deposited with Lender and shall name Lender as loss payee under a standard loss payee clause, but solely as to Lender's Collateral.

Section 5.13 Merger, Sale of Assets, Dissolution, etc. Borrower shall not enter into any transaction of merger or consolidation or transfer, sell, assign, lease, or otherwise dispose of all or a substantial part of its properties or assets, change the nature of its business, or wind up, liquidate, or dissolve or agree to do any of the foregoing without Lender's prior written consent.

Section 5.14 Acquisition or Expansion. Borrower shall not purchase any additional biodiesel facility, or expand the Facility, without Lender's written consent, which consent shall not be unreasonably withheld.

Section 5.15 Prepayment of Debt. Borrower shall not prepay an obligation other than a Current Liability without Lender's prior written consent.

Section 5.16 Collateral Audit. At least once during every calendar year, Lender shall cause an audit to be made of the Collateral by an independent party selected by Lender and agreeable to Borrower, and all costs incurred in connection therewith shall be paid by Borrower.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.1 Cross-Default. An Event of Default by Borrower under the OSM Debt shall constitute an Event of Default under this Agreement.

Section 6.2 Events of Default. Any one or more of the following events shall constitute an "Event of Default" (notwithstanding whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body), to wit:

A.	If default shall be made in the payment of the principal of or interest on the Note or other Indebtedness when and as the same shall become due and payable.

B.	If default shall be made in the performance or observation of, or shall occur under, any warranty, representation, covenant, agreement, or other provision of this Agreement, the Note, the Loan

Documents or in any instrument or document delivered to Lender in connection with or pursuant to this Agreement, and such default shall not have been cured by Borrower within thirty (30) days of receipt of written notice from Lender of the default, or if any such instrument or document shall terminate or become void or unenforceable without the written consent of Lender;

C.
If a material default shall occur in the payment of any principal, interest or premium with respect to any indebtedness for borrowed money of Borrower and such default shall continue for more than the period of grace, in any therein specified;

D.
If any representation, warranty, or any other statement of fact herein or in any writing, certificate, report, or statement at any time furnished to Lender pursuant to or in connection with this Agreement, or otherwise, shall be false or misleading in any material respect;

E.
If Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act; make and assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator, or conservator of itself or of a whole or any substantial part of its properties,

AT ANY TIME AFTER AN EVENT OF DEFAULT, Lender may at its option, declare all Indebtedness of Borrower to Lender to be due and payable immediately, whereupon the maturity of the then unpaid Indebtedness of Borrower to Lender shall be accelerated and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained in this Agreement or the Loan Documents to the contrary notwithstanding.

Section 6.3 Suits for Enforcement. In case any one or more Events of Defaults shall occur and be continuing, Lender may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement, or other provision contained herein, in the Note or in any of the Loan Documents, or to enforce the payment of the Indebtedness or any other legal or equitable right or remedy.

Section 6.4 Rights and Remedies Cumulative. No right or remedy herein conferred upon Lender is intended to be exclusive of any other right or remedy contained in this Agreement, the Loan Documents, or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

Section 6.5 Rights and Remedies Not Waived. No course of dealing between Borrower and Lender or any failure or delay on the part of Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent to Initial Advances. Lender shall not be required to make any advance under the Note unless prior to or concurrently with the date of such advance, the following conditions exist:

A.    Articles of Formation and Governance. Lender shall have received copies of Borrower's Articles of Organization and Operating Agreement.

B.    Resolutions. Lender shall have received copies of (i) resolutions of the Directors/Managers of Borrower certified by the Secretary authorizing the execution of this Agreement and the Loan Documents.

C.    Incumbency Certificate. Lender shall have received a certificate of the Secretary of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign the Loan Documents and the other documents or instruments to be delivered by Borrower under any Loan Document.

D.    Loral Documents and Other Documents. Lender shall have received each Loan Document duly executed, accepted, consulted to or acknowledged by or on behalf of Borrower.

E.    Perfection or Liens and Insurance. Lender shall have received:

a.    evidence of the completion of all recordings and filings as may be necessary or desirable, is the opinion of Lender, to perfect the liens created by the Loan Documents,

b.    evidence that any and all liens of record of other parties against the Collateral have been paid in full and released of record,

c.     evidence of the insurance required by the terms of the Loan Documents with Lender named as mortgagee and/or lender loss payee thereunder to the extent of its Collateral interests, and

d.     evidence that all other actions necessary or desirable, in the opinion of Lender, to perfect and protect the liens created by the Loan Documents have been taken.

F.    Title Opinion. Lender shall have received and approved the title opinion from an Iowa attorney acceptable to Lender showing that the Marcus Mortgage is or will be a first and paramount lien against the Marcus Property.

G.    Reimbursement of Recording Fees and Expenses. All fees, expenses and amounts required to be made in connection with the maintenance or perfecting of any lien in the Collateral shall have been reimbursed and paid to Lender.

H.    Payment of Lender's Attorneys' Fees. Lender's attorneys' fees and expenses, not to exceed $7,500.00 are paid in full.

I.    Opinion of Counsel. Lender shall have received the favorable written opinion of legal counsel to Borrower in form and substance satisfactory to Lender.

J.    Financial Statements. Lender shall have received all financial statements and information it has requested from Borrower,

K.    Documents and Action. All documents delivered hereunder and all actions taken by any party hereto provided for hereunder shall be satisfactory as to form and substance to counsel for Lender.

L.    No Material Adverse Change in Financial Condition. No material adverse change shall have occurred in Borrower's financial condition since the date of the last financial statement given to Lender,

M.    No Default. No Event of Default, or any event which with the giving of notice, the passage of time, or both, exists, or such advance would cause an Event of Default to exist.

N.    Receipt of Intercreditor Agreement. Lender shall have received a filly executed original of the Intercreditor Agreement.

O.    Receipt of Contractor Certificate. Lender shall have received an executed certificate from the general contractor for the pretreatment facility being added to the Facility confirming that the pretreatment facility is completed and operating in accordance with the approved plans and specification, provided, however, if the pretreatment facility is not completed and operational by the date Borrower first requests advances under the Loan, Lender is agreeable to extending the time for receipt of such certificate to a date the general contractor reasonably projects for completion of such construction.

P.    Normal Course. The advance is for Borrower's normal course of operations as solely determined by Lender.

ARTICLE VIII

ADDITIONAL TERMS

Section 8.1 Survival. This Agreement, and all covenants, agreements, representations and warranties made in the Agreement and in the Loan Documents, shall survive the making of the loans from Lender to Borrower and shall continue in full force and effect as long as the Indebtedness is outstanding.

Section 8.2 Notice. Any notice, demand or other communication required or permitted by this Agreement shall be given in writing and shall be deemed to have been given and received in all respects when personally delivered, when sent via prepaid overnight courier, when sent by facsimile transmission with confirmation of completion of the transmission, or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the respective parties at their addresses (or facsimile numbers) set forth below; provided, however, that notice of change in address shall be effective only upon receipt of written notice thereof:

IF TO BORROWER:    Soy Energy, LLC
Attn: Charles Sand
4172 19th Street Southwest
Mason City, IA 50401
Fax: (641) 421-7591

Copy to:        BrownWinick
Attn: Thomas Johnson
666 Grand Avenue
Suite 2000
Ruan Center
Des Moines, IA 50309
Fax: (515) 323-8514

IF TO LENDER:    First Citizen National Bank
ATTN: Jerome Bormann
Senior Vice President
2601 4th Street S.W.
Mason City, Iowa 50402-1708
Fax: (641) 4234600

Copy to:        Belin McCormick, P.C.
ATTN: Tom Flynn
666 Walnut Street, Suite 2000
Des Moines, IA 50309
Fax: 515-558-0605

Section 8.3 Collection Costs. In the event that Lender shall take action to collect, enforce, or protect its interest with respect to this Agreement, the Loan Documents, or any instrument or documents delivered pursuant to this Agreement, or as to any Collateral, Borrower shall pay all of the costs and expenses of such collection, enforcement, or protection, including reasonable attorneys' fees, and Lender may take judgment for all such amounts, in addition to the unpaid principal balance of said obligations and accrued interest thereon.

Section 8.4 Lien; Setoff. Borrower hereby grants to Lender a continuing lien for all Indebtedness of Borrower to Lender upon any and all monies, securities, and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, Lender from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or other claims of Borrower against Lender, at any time existing. Upon the occurrence of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower, to setoff, appropriate, and apply any or all items hereinabove referred to against all Indebtedness of Borrower to Lender.

Section 8.5 No Waiver. Any delay or omission of Lender to exercise any available rights, remedy or power shall not be construed to be a waiver of any event of Default, and shall not impair any rights, remedies or powers available to Lender.

Section 8.6 Amendments. Lender and Borrower may enter into further and additional written agreements or supplements to this Agreement. The substance of such further and .additional agreements shall be deemed to be a part of this Agreement as though incorporated herein; provided, however, no amendment, change, or modification shall be valid or enforceable unless reduced to writing and signed by Lender and Borrower.

Section 8.7 Counterparts. This Agreement together with all other instruments to be executed in connection herewith may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 8.8 Construction. Words and phrases shall be construed as in the singular or plural number, and a masculine, feminine or neuter gender, according to the definitions and the context.

Section 8.9 Binding. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 8.10 Invalidity. Should any part or provision contained in this Agreement or any instrument executed in connection herewith be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by any decree of a court or competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.

Section 8.11 Assignment. Lender may freely assign and transfer its rights and obligations under this Agreement.

Section 8.12 Headings. Articles and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13 Integration. This Agreement supersedes Lender's commitment and proposal letters and all other prior dealings between the parties hereto with respect to the subject matter of this Agreement.

Section 8.14 Choice of Law. This Agreement shall be construed and enforced in accordance with the laws and public policies of the State of Iowa.

IMPORATANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THE WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed all on or as of the day and year first above written"

BORROWER: SOY ENERGY, LLC By: /s/ Charles Sand__________________ Charles Sand, Chairman	LENDER: FIRST CITIZENS NATIONAL BANK By: /s/ Jerome Bormann SVP____________ Jerome Bormann, Senior Vice President